Exhibit 99.1

Delta Apparel Appoints New Member to Board of Directors

GREENVILLE, S.C., April 28, 2022 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, announced today the appointment of Sonya E. Medina to its Board of Directors.

Ms. Medina brings to the Delta Apparel Board of Directors over 22 years of multi-industry and federal government experience including seven years as a White House Commissioned Officer, and over 15 years in the business sector. Her professional experience includes leading a Fortune 100 corporate global foundation, serving as corporate affairs and sustainability executive for a global consumer brand, and co-founding a venture capital real estate investment group.  Ms. Medina is recognized for her Corporate Social Responsibility acumen, social impact, sustainability, and brand management and has a proven track record of driving business turnarounds, operations set-up and efficiencies, innovation, and strategic transformation.  Ms. Medina was recognized in 2021 by Directors & Boards as a 2022 Director to Watch: Racial and Ethnic Diversity.  Ms. Medina currently serves on the Board of Directors for Papa John's International, Inc. (NASDAQ: PZZA).

Robert W. Humphreys, the Company’s Chairman, and Chief Executive Officer commented, “We are delighted to welcome Sonya to the Delta Apparel Board.  Sonya’s extensive background, including familiarity with serving on a public company’s board of directors, her proven leadership record, and global experience will contribute greatly to the Company and our shareholders.  We look forward to having her valuable perspective on our Board."

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

    Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the “Risk Factors” contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235
investor.relations@deltaapparel.com

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com